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                                                                       EXHIBIT F

                             STOCK OPTION AGREEMENT

     This Stock Option Agreement ("Agreement") is made and entered into as of February __, 1999, by and among: (i) Wilson Financial Corporation, a Florida corporation ("Wilson"), (ii) J. Steven Wilson, an individual of Jacksonville, Florida ("Steven"), and (iii) Imagine Investments, Inc., a Delaware corporation with principal office and place of business in Dallas, Texas ("Imagine").

  Recitals:

  A. Wilson and Steven both own shares of common stock of Riverside Group, Inc., a Florida corporation (the "Corporation").

  B. Wilson and Steven are willing to grant to Imagine an option to purchase 785,173 shares (the "Shares") of the common stock of the Corporation, and Imagine desires to acquire such option from Wilson and Steven, upon the terms and provisions set forth herein.

  C. The parties hereto recognize and represent that at the time this Agreement was negotiated, the common stock of the Corporation was trading for less than $1.75 per share on the NASDAQ SmallCap Stock Market.

  Agreement:

  Now, Therefore, the parties hereby agree as follows:

  1. Option.

     1.1 Grant of Option. In consideration of the payment by Imagine to Wilson and Steven of the sum of $10,000, the receipt and sufficiency of which they hereby acknowledge (the "Option Consideration"), Wilson and Steven hereby jointly and severally grant to Imagine the exclusive right and option to purchase the Shares (the "Option"). The purchase price for each Share shall be $1.75 (the "Option Price"). The Option Consideration shall not apply against the Option Price of the shares purchased by Imagine hereunder.

     1.2 Term. The term of the Option shall commence on the date hereof and shall expire on December 31, 2001 (the "Term"). Provided, however, that Imagine may unilaterally extend the Term until December 31, 2004, upon written notice to Wilson and Steven; provided, further, however, if that certain Promissory Note in the face principal amount of Six Million Dollars ($6,000,000) made by Wilson payable to the order of Imagine, of even date herewith (the "Note"), has not been paid in full by the date of such extension by Imagine, then Imagine must extend the maturity date of the Promissory Note until December 31, 2004 (or such earlier date as Imagine may select in its sole discretion for both the Option and the maturity date of such Promissory Note),
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with interest on such Note still being due and payable on a quarterly basis as provided therein. If the Note has been paid prior to December 31, 2001, Imagine may nevertheless extend the Option until December 31, 2004, and the payment by Wilson of the Note prior to its extended maturity date shall not affect the extended Term of the Option, which shall remain December 31, 2004 (or such earlier date selected by Imagine).

     1.3 Adjustments. Notwithstanding any provision to the contrary contained in this Agreement, if, and whenever, prior to the delivery of Certificates representing all of the Shares by Wilson and Steven to Imagine, the Corporation shall effect a subdivision or consolidation or other capital readjustment with respect to its stock, by stock split, stock combination or otherwise, or the Corporation shall issue any additional shares by way of a stock dividend, or the Corporation shall otherwise effect or become obligated to effect any other increase in the number of shares outstanding without receiving the full fair market value therefor in money, services or other property or shall effect a reduction in the number of shares outstanding without the payment of money or other property for the repurchase or redemption thereof, then the number of shares remaining subject to the Option and the Purchase Price therefor shall be proportionately adjusted, immediately following each such action, as follows:

       (a) In the event of an increase in the number of outstanding shares as a result of any such action, the number of Shares remaining subject to the Option shall be proportionately increased, and the Option Price shall be proportionately reduced, so that, upon exercise of the Option, Imagine shall be entitled to receive the aggregate number of Shares which it would have been entitled to receive upon exercise of such Option had Imagine exercised such Option immediately prior to such event or, if earlier, immediately prior to the record date for determining shareholders entitled to participate in such event (if the Corporation has issued additional Shares or has become obligated to issue additional Shares for some consideration but for less that the full fair market value thereof, the adjustment in the number of Shares subject to the Option and the Option Price per Share shall be made on an equitable pro rata basis to the complete satisfaction of Imagine),

       (b) In the event of a reduction in the number of outstanding shares of the Corporation as a result of any such action, the number of Shares remaining subject to the Option shall be proportionately reduced, and the Option Price per Share shall be proportionately increased, in each case in accordance with the change in the number of shares outstanding as a result of such action(s) described in this Section,

       (c) Simultaneously with any adjustment of the total number of Shares purchased upon exercise of the Option, in accordance with Section 1.3(a) or (b) above, the Purchase Price per Share shall be adjusted to equal the quotient resulting by dividing the number of Shares (including fractional share interests) covered by this
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Option immediately after such adjustment into the Option Price that would have been paid upon the exercise of the Option as to all of the Shares then remaining subject to the Option. The adjustments provided for in this Section 1.3(c) shall become effective immediately after the opening of business on the day next following (i) the record date of such dividends, (ii) the date upon such subdivision, combination or reclassification shall become effective, or (iii) the record date for any similar action contemplated by this Section 1.3.

     1.4  Manner of Exercise.

       (a) Imagine may exercise the Option as to any or all of the Shares at any time on or prior to the expiration of the Term by delivery of written notice of such exercise ("Notice") to Wilson and Steven. The Notice shall specify the number of Shares to be purchased pursuant to exercise of the Option, and shall be accompanied by a certified or cashier's check payable to Wilson and Steven or wire of immediately available funds in an amount equal to (i) the Option Price, multiplied by (ii) the total number of Shares then being purchased by Imagine pursuant to exercise of the Option; provided, however, if the Note has not then been paid in full, then the Option Price for all the Shares purchased upon such exercise shall instead be applied against the Note.

       (b) Upon exercise of the Option by Imagine and simultaneously with delivery by Imagine of the applicable Option Price to Wilson and Steven, Wilson and Steven shall deliver to Imagine the certificate(s), accompanied by duly executed stock powers, evidencing the Shares being purchased pursuant to such exercise of the Option, free and clear of all liens, claims, options, pledges, security interests and the like and free of all restriction; provided, however, that if any amount is owed under the Note, or the instruments securing the Note, the entire amount of the applicable Option Price shall be applied directly by Imagine on the Note or such other indebtedness owed to Imagine (except to the extent of $1.35 per Share if necessary to be paid to Bank Boston, N.A. ("Bank Boston") to have such Shares released from its lien) but, nevertheless, the entire amount of such Option Price shall be deemed to have been paid to Wilson and Steven, and thereupon, Imagine shall release such Shares so purchased by Imagine from its lien that secures the Note.

   2. Legend on Share Certificates. The following legend shall be placed upon each Certificate representing the Shares (other than those still pledged to Bank Boston) until such time as such Shares are placed in the name of Imagine:

     A Stock Option Agreement dated as of February __, 1999 among Wilson Financial Corporation and J. Steven Wilson, shareholders of the Corporation, and Imagine Investments, Inc. ("Imagine"), has been delivered to the Secretary of the Corporation to be kept on file at the Corporation's registered office. That Agreement imposes various restrictions upon the shares represented by this Certificate and subjects such shares to an exclusive option in favor of Imagine to purchase such shares and certain other rights and interests with respect to these
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     shares.

   3. Further Assurances. Each party shall execute such additional documents and take such other actions as the other party shall reasonably request to consummate the transactions contemplated hereby and otherwise as may be necessary to effectively carry out the terms and provisions of this Agreement.

   4.  Representations, Warranties and Covenant of Wilson and Steven.

      4.1 Representations and Warranties. Wilson and Steven hereby represent and warrant to Imagine that (i) Wilson and Steven are the sole legal and beneficial owners of the Shares, and that the Shares are free and clear of all liens, claims, encumbrances, charges and restrictions of any nature whatsoever except for prior liens in favor of Bank Boston, N.A. and Imagine; (ii) Wilson and Steven have the sole right and authority to enter into and perform this Agreement and transfer title to the Shares to Imagine; and (iii) the execution and delivery of this Agreement and the sale of the Shares to Imagine pursuant to the provisions hereof will not breach or constitute default under any contract or agreement to which either Wilson or Steven is a party. Such representations and warranties of Wilson and Steven shall survive the execution of this Agreement.

      4.2 Covenant. During the Term, Wilson and Steven shall not sell, convey, further pledge or encumber, or otherwise transfer any Shares, except pursuant to the laws of descent and distribution upon the death of Steven; provided that, in the event of the death of Steven, the Shares shall remain subject to the terms of this Agreement.

   5. Indemnification. Wilson and Steven shall indemnify and hold Imagine harmless against and in respect of:

       (a) Any damage, deficiency, liability or costs resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Wilson or Steven under this Agreement; and

       (b) Any claim, action, suit, proceeding, demand, judgment, assessment, cost and expense, including reasonable counsel fees, resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of Wilson or Steven under this Agreement.

   6. Additional Agreements Regarding Shares. Wilson and Steven hereby assign to Imagine all of the respective rights, titles and interests of Wilson and Steven under any and all registration rights and similar agreements with respect to the Shares of the Corporation, to the extent Imagine has from time to time acquired or thereafter does acquire any of the Shares.

  In addition, in the event Imagine has from time to time purchased or acquired any of
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the Shares of the Corporation pursuant to the Option or otherwise, and if Wilson and/or Steven shall, at any time and from time to time through December 31, 2009, agree to sell any of the stock of the Corporation owned by either of them, or to otherwise transfer any of such stock, either directly or indirectly, Wilson and/or Steven, and or either or both of them that are selling or transferring such Shares, shall:

            (i) Give written notice to Imagine by certified or registered mail (return receipt requested) or by hand delivery (with a return receipt) as promptly as practicable (but in no event less than fifteen (15) days prior to such sale or transfer) of all the details, price and terms of such sale or transfer and the identity of the party (the "Buyer") to whom such stock is to be sold or transferred; and

            (ii) Require as a condition of such sale or transfer that the Buyer include in such sale or transfer the number of Shares owned by Imagine (but not greater than (a) the product determined by multiplying the number of shares of stock of the Corporation involved in such sale by a fraction, the numerator of which is the number of Shares subject to this Option plus the number of shares of stock of the Corporation owned by Imagine and the denominator of which is the number of shares of stock constituting the numerator of such fraction plus the number of shares of stock of the Corporation owned by Wilson and Steven at the time of such calculation (b) plus the number of shares of stock of the Corporation that Imagine is entitled to sell under the Loan Agreement of even date herewith pursuant to which the Note has been issued) that are specified by Imagine in a written notice to be given by Imagine to Wilson or Steven, as applicable, within ten
   (10) days after Imagine's receipt of the notice provided for in subparagraph
   (i) above, all on the same terms and conditions and at the same price per share of stock as Wilson and/or Steven are selling such shares of stock of the Corporation; and

            (iii) Imagine shall bear its own legal expenses in connection with participating in such sale or transfer, but Wilson and Steven shall pay all other expenses of Lender in connection with such sale or transfer.

   7. Proxy. Wilson and Steven hereby appoint Imagine as Wilson and Steven's true and lawful proxy and attorney-in-fact to vote the Shares on any manner as to which holders of common stock of the Corporation are otherwise entitled to vote, but only as to the Shares as to which Imagine has exercised the Option. The proxy granted by Wilson and Steven herein is coupled with an interest and shall be irrevocable with respect to any Shares unexercised.

   8.  Miscellaneous.

      8.1 Waiver. The failure of any party to enforce any provision of this Agreement cannot be construed to be a waiver of such provision or of the right hereafter to enforce the same, and no waiver of any breach shall be construed as an agreement to waive any subsequent breach of the same or any other provision.
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      8.2  Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior or collateral promises or conditions in connection with or with respect to the subject matter hereof not incorporated herein shall be binding upon the parties hereto.

      8.3 Amendment. No modification, extension, renewal, rescission, termination or waiver of any of the provisions contained herein or any future representation, promise or condition in connection with the subject matter hereof shall be binding upon either of the parties unless made in writing and duly executed by the parties or their authorized representatives.

      8.4 Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal and personal representa tives. Imagine may assign its rights under this Agreement, in whole or in part, and from time to time, without the need for consent from Wilson or Steven.

      8.5 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      8.6 Captions. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this document.

      8.7 Governing Law. This Agreement is executed and delivered in, and shall be construed and enforced in accordance with the laws of, the Commonwealth of Kentucky.

  In Witness Whereof, the parties have entered into this Agreement as of the date first written above.


                                     Wilson Financial Corporation

                                     By:

                                     Title:
                                                ("Wilson")
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                                     J. Steven Wilson
                                                ("Steven")



                                     Imagine Investments, Inc.

                                     By:

                                     Title:
                                               ("Imagine")